Exhibit 99.1

Pineapple Energy Reports Second Quarter 2023 Financial Results

August 10, 2023, at 4:15 p.m. EST

●	Revenue up 370% from Q2 2022

●	Gross profit up 691% from Q2 2022

●	Operating Expenses up 122% from Q2 2022

●	Positive adjusted EBITDA

MINNETONKA, MN, August 10, 2023 /Globe Newswire/ -- Pineapple Energy Inc. (NASDAQ: PEGY), a leading provider of sustainable solar energy and back-up power to households and small businesses, today announced financial results for the second quarter ended June 30, 2023.

Pineapple CEO Kyle Udseth commented, “We were able to deliver an excellent second quarter, against a backdrop of uncertainty in the residential solar industry and counter to the weak results turned in by many of our larger public peers. This was not by accident. We kept the focus on execution and in our Hawaii and New York markets, while responsibly managing corporate overhead. Our strategy is proving out, as selective acquisitions of leading super-local and regional companies, supported and enhanced by a lean corporate shared services model, continue to unlock value. We are on-track to hit our previously issued guidance of revenue between $80-$85 million and positive adjusted EBITDA for 2023. A big thanks to our employees across the country, for their hard work and commitment to delivering an exceptional customer experience. We are excited about the momentum we have carried into Q3 and the back half of 2023.”

Pineapple CFO Eric Ingvaldson commented, “We were able to achieve meaningful year-over-year revenue growth due to the SUNation acquisition in the fourth quarter of 2022 and strong organic growth in Hawaii. Gross profit margins increased due to the SUNation acquisition, normalization of the supply chain and our ability to buy better as a larger organization. While gross profit increased 691% year-over-year, operating expenses increased only 122% year-over-year, resulting in our second consecutive quarter of positive adjusted EBITDA.”

Second Quarter Business Highlights

●	Strong operating metrics (pro forma)

o	Residential kW installed +29% in Q2 2023 vs Q2 2022

o	Residential battery attachment rate improved to 43% in Q2 2023, up from 38% Q2 2022

o	Backlog increased to $42M as of June 2023, up from $38M March 2023

●	$7.5M debt financing closed with Decathlon Capital Partners

●	Sale of substantially all of the assets of legacy subsidiaries JDL Technologies, Inc., and Ecessa Corporation completed

Second Quarter 2023 GAAP Results from Continuing Operations1

	2nd Quarter 2023	2nd Quarter 2022[3]
Revenue	$19,836,291	$4,218,453
Gross Profit	$7,136,934	$902,443
Operating Expense	$8,552,254	$3,848,226
Operating Loss	$(1,415,320)	$(2,945,783)
Other Income	$1,078,616	$4,639,554
Net (Loss) Income	$(333,810)	$1,693,771
Cash, restricted cash & investments[2]	$8,041,343	$16,512,388
Diluted (Loss) Income per Share	($0.03)	$0.17

1 Includes continuing operations and excludes discontinued operations.

2 Includes restricted cash and liquid investments of $5,599,373 as of June 30, 2023, and $13,017,153 as of June 30, 2022, earmarked for payment of contingent value rights.

3 As the determination for discontinued operations was made for the period ending December 31, 2022, the 2nd Quarter 2022 numbers have been adjusted to reflect continuing operations only.

Total revenue was $19.8 million in the second quarter of 2023, up $15.6 million, or 370%, from the second quarter of 2022. The increase in revenue was a result of the SUNation acquisition in Q4 of 2022 and organic growth in Hawaii.

Total gross profit was $7.1 million, an increase of $6.2 million, or 691%, year-over-year. Gross profit increased due to increased revenue and an improved gross profit margin. Gross profit margin improvements were a result of the SUNation acquisition, normalization of the supply chain and better buying power as a larger organization.

Total operating expenses were $8.6 million, an increase of $4.7 million, or 122%, year-over-year. The increase in operating expenses was primarily a result of the SUNation acquisition in Q4 of 2022.

Other income was $1.1 million, a decrease of $3.6 million, or 77%, year-over-year. Other income declined primarily due to the $4.7 million favorable fair value remeasurement of merger earnout consideration and the $1.2 million gain on sale of assets in the second quarter of 2022, offset by the $1.6 million favorable fair value remeasurement of the contingent value rights (“CVRs”) in the second quarter of 2023.

Net loss from continuing operations attributable to common stockholders was $0.3 million, or $(0.03) per diluted share in the second quarter of 2023. This was a decline from the net income from continuing operations of $1.7 million in the second quarter of 2022 due to the decline in other income resulting from balance sheet fair market value adjustments.

As of June 30, 2023, cash, cash equivalents, restricted cash, and investments were $8.0 million. Of that amount, $5.6 million was held as restricted cash and investments that can only be used for the legacy CSI business and will be distributed to holders of CVRs (Contingent Value Rights).

Second Quarter 2023 Pro Forma Comparisons

To facilitate analysis of the Company’s operating business, below is an unaudited pro forma presentation of results as if the Company had completed the SUNation merger, the CSI merger, and the HEC/E-Gear asset acquisition as of January 1, 2022.

	Three Months Ended June 30
	2023	2022
Revenue	$19,836,291	$16,125,345
Net Income (Loss)	(333,810)	1,539,575

Adjusted EBITDA*	319,001	(1,650,881)

* Adjusted EBITDA is a non-GAAP financial measure. See “Pro Forma Results and Non-GAAP Financial Measures” and the reconciliations in this release for further information.

Pro forma revenue was up 23% due to a 29% increase in residential kilowatts installed, an increase in the residential battery attachment rate to 43%, and a 31% increase in service and other revenue, partially offset by a decline in commercial revenue due to the timing of significant projects completed in Q2 of 2022.

Pro forma adjusted EBITDA increased $1.97 million driven by overall margin improvement and increased operating leverage by controlling costs at SUNation, HEC (Hawaii Energy Connection) and Corporate.

The unaudited pro forma financial information above is not necessarily indicative of consolidated results of operations of the combined business had the acquisition occurred at the beginning of the respective period, nor is it necessarily indicative of future results of operations of the combined company. The above unaudited pro forma results are not adjusted for the level of corporate overhead costs needed to support the go-forward strategy and instead include a higher cost structure based on operating legacy businesses and the structure in place while carrying out plans to complete the CSI merger transaction. The unaudited pro forma financial information above includes adjustments to amortization expense for intangible assets totaling $0 and $347,092 and excludes transaction costs totaling $0 and $213,396 for the three months ended June 30, 2023, and 2022, respectively.

Outlook

For the full year 2023, the Company reiterates its revenue guidance of $80 to $85 million, positive adjusted EBITDA and cash flow from operations in 2023.

Status of Contingent Value Rights

The CVR (Contingent Value Rights) liability as of June 30, 2023, was estimated at $6,010,520 and represents the estimated fair value as of that date of the legacy CSI assets to be distributed to CVR holders.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth or growth opportunities, future opportunities, future flexibility to pursue acquisitions, future cash flows and future earnings. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:

Pineapple Energy

Kyle Udseth
Chief Executive Officer
+1 (952) 996-1674

Kyle.Udseth@pineappleenergy.com

Eric Ingvaldson
Chief Financial Officer
+1 (952) 996-1674
Eric.Ingvaldson@pineappleenergy.com

PINEAPPLE ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Sales	$19,836,291	$4,218,453	$41,901,716	$4,450,321
Cost of sales	12,699,357	3,316,010	26,758,466	3,482,170
Gross profit	7,136,934	902,443	15,143,250	968,151
Operating expenses:
Selling, general and administrative expenses	7,230,555	2,816,516	15,292,678	3,090,266
Amortization expense	1,216,699	863,433	2,483,397	1,220,896
Transaction costs	—	168,277	2,020	1,136,782
Fair value remeasurement of SUNation earnout consideration	105,000	—	930,000	—
Total operating expenses	8,552,254	3,848,226	18,708,095	5,447,944
Operating loss	(1,415,320)	(2,945,783)	(3,564,845)	(4,479,793)
Other income (expense):
Investment and other income	35,756	103,903	55,289	98,759
Gain on sale of assets	—	1,214,560	244,271	1,214,560
Fair value remeasurement of merger earnout consideration	—	4,671,000	—	4,671,000
Fair value remeasurement of contingent value rights	1,642,195	(1,214,560)	1,392,195	(1,214,560)
Interest and other expense	(599,335)	(135,349)	(1,057,553)	(485,731)
Other income, net	1,078,616	4,639,554	634,202	4,284,028
Net (loss) income before income taxes	(336,704)	1,693,771	(2,930,643)	(195,765)
Income tax expense	(2,894)	—	2,838	—
Net (loss) income from continuing operations	(333,810)	1,693,771	(2,933,481)	(195,765)
Net loss from discontinued operations, net of tax	(1,216,934)	(251,119)	(1,172,252)	(245,217)
Net (loss) income	(1,550,744)	1,442,652	(4,105,733)	(440,982)

Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) on available-for-sale securities	20,125	(15,731)	44,530	(32,798)
Total other comprehensive gain (loss)	20,125	(15,731)	44,530	(32,798)
Comprehensive (loss) income	$(1,530,619)	$1,426,921	$(4,061,203)	$(473,780)

Basic net (loss) income per share:
Continuing operations	$(0.03)	$0.23	$(0.29)	$(0.04)
Discontinued operations	(0.13)	(0.04)	(0.12)	(0.04)
	$(0.16)	$0.19	$(0.41)	$(0.08)

Diluted net (loss) income per share:
Continuing operations	$(0.03)	0.17	(0.29)	(0.04)
Discontinued operations	(0.13)	(0.02)	(0.12)	(0.04)
	$(0.16)	$0.15	$(0.41)	$(0.08)

Weighted Average Basic Shares Outstanding	9,948,836	7,435,586	9,934,324	5,345,137
Weighted Average Dilutive Shares Outstanding	9,948,836	9,788,522	9,934,324	5,345,137

Pro Forma Results and Non-GAAP Financial Measures

This press release includes unaudited pro forma information, which represents the results of operations as if the Company had completed the CSI merger, the HEC and E-Gear asset acquisitions and the SUNation acquisition as of January 1, 2022. The unaudited pro forma financial information presented in this press release is not necessarily indicative of consolidated results of operations of the combined business had the acquisitions occurred at the beginning of the respective period, nor is it necessarily indicative of future results of operations of the combined company.

For the three months ended June 30, 2023, and 2022, the unaudited pro forma financial information includes adjustments to amortization expense for intangible assets totaling $0 and $347,092, respectively, and excludes transaction costs totaling $0 and $213,396, respectively.

This press release also includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S, (United States) generally accepted accounting principles (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure provided in this release, and is net (loss) income, on a pro forma basis calculated in accordance with GAAP, adjusted for pro forma interest, income taxes, depreciation, amortization, stock compensation, gain on sale of assets, and non-cash fair value remeasurement adjustments as detailed in the reconciliations presented below in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors, and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these measures do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Reconciliation of Non-GAAP to GAAP Financial Information

Reconciliation of Pro Forma Net (Loss) Income to Pro Forma Adjusted EBITDA:

	Three Months Ended June 30
	2023	2022
Pro Forma Net (Loss) Income	$(333,810)	$1,539,575
Interest expense	599,335	157,263
Interest income	(24,818)	(5,145)
Income taxes	(2,894)	27,962
Depreciation	101,147	89,799
Amortization	1,216,699	1,210,665
Stock compensation	300,537	-
Gain on sale of assets	-	(1,214,560)
FV remeasurement of contingent value rights	(1,642,195)	1,214,560
FV remeasurement of earnout consideration	105,000	(4,671,000)
Pro Forma Adjusted EBITDA	$319,001	$(1,650,881)